CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-14 of Seven Canyons Strategic Income Fund and Seven Canyons World Innovators Fund, each a series of ALPS Series Trust, under the headings "Independent Accountants" and "Service Providers" in the Prospectus.

Cohen & Company, Ltd.

Cleveland, Ohio

July 16, 2018